As filed with the Securities and Exchange Commission on March 20, 2019

Registration Statement File No. 333-183125
Registration Statement File No. 333-176194
Registration Statement File No. 333-133840
Registration Statement File No. 333-128860
Registration Statement File No. 333-123516
Registration Statement File No. 333-116953
Registration Statement File No. 333-116952
Registration Statement File No. 333-31012
Registration Statement File No. 333-00287
Registration Statement File No. 333-00253
Registration Statement File No. 333-00251
Registration Statement File No. 333-00249

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-183125)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-176194)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-133840)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-128860)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-123516)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-116953)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-116952)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-31012)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-00287)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-00253)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-00251)
POST-EFFECTIVE AMENDMENT NO. 1 (No. 333-00249)
TO
FORM S-8
REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933

TWDC Enterprises 18 Corp.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4545390
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

500 South Buena Vista Street
Burbank, California 91521
(Address, including zip code, of principal executive offices)

______________________

The Walt Disney Company Amended and Restated 2011 Stock Incentive Plan
The Walt Disney Company/Pixar 1995 Stock Plan
The Walt Disney Company/Pixar 1995 Director Option Plan
The Walt Disney Company/Pixar 2004 Equity Incentive Plan
Disney Salaried Savings and Investment Plan
Disney Hourly Savings and Investment Plan
Go.com Savings and Investment Plan
The Walt Disney Company 2005 Stock Incentive Plan
The Walt Disney Company Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan
Capital Cities/ABC, Inc. Savings and Investment Plan
1995 Stock Incentive Plan
1995 Stock Option Plan for Non-Employee Directors
1990 Stock Incentive Plan
1987 Stock Incentive Plan
1984 Stock Incentive Plan
1981 Incentive Plan
1980 Stock Option Plan
1991 Stock Option Plan of Capital Cities/ABC, Inc.
Employee Stock Option Plan of Capital Cities/ABC, Inc.
(Full title of the plan)
______________________

Jolene E. Negre, Esq.
Associate General Counsel
500 South Buena Vista Street
Burbank, California 91521
(818) 560-1000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________

Copies to:
Faiza J. Saeed, Esq.
George F. Schoen, Esq.
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000
______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

TWDC Enterprises 18 Corp., a Delaware corporation (formerly known as “The Walt Disney Company”) (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “SEC”), to deregister any and all plan interests and any and all shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”) registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

i.
Registration Statement File No. 333-183125, filed with the SEC on August 7, 2012, registering 15,000,000 shares of Common Stock issuable under the Walt Disney Company Amended and Restated 2011 Stock Incentive Plan;

ii.	Registration Statement File No. 333-176194, filed with the SEC on August 10, 2011, registering 243,282,798 shares of Common Stock issuable under the Walt Disney Company 2011 Stock Incentive Plan;

iii.
Registration Statement File No. 333-133840, filed with the SEC on May 5, 2006, registering (i) 24,799,353 shares of Common Stock issuable under the Walt Disney Company/Pixar 1995 Stock Plan, (ii) 916,951 shares of Common Stock issuable under the Walt Disney Company/Pixar 1995 Director Option Plan, (iii) 22,939,591 shares of Common Stock (including 18,666,522 outstanding options and 4,273,069 shares available for grant) issuable under the Walt Disney Company/Pixar 2004 Equity Incentive Plan and (iv) 920,000 shares of Common Stock issuable for outstanding restricted stock unit awards under the Walt Disney Company/Pixar 2004 Equity Incentive Plan;

iv.
Registration Statement File No. 333-128860, filed with the SEC on October 6, 2005, registering (i) 27,500,000 shares of Common Stock under the Disney Salaried Savings and Investment Plan and (ii) 2,500,000 shares of Common Stock under the Disney Hourly Savings and Investment Plan;

v.	Registration Statement File No. 333-123516, filed with the SEC on March 23, 2005, registering 27,000,000 shares of Common Stock under the Walt Disney Company 2005 Stock Incentive Plan;

vi.
Registration Statement File No. 333-116953, filed with the SEC on June 29, 2004, registering (i) 2,050,000 shares of Common Stock under the Disney Salaried Savings and Investment Plan, (ii) 500,000 shares of Common Stock under the Disney Hourly Savings and Investment Plan and (iii) 75,000 shares of Common Stock under the Go.com Savings and Investment Plan;

vii.
Registration Statement File No. 333-116952, filed with the SEC on June 29, 2004, registering 250,000 shares of Common Stock under The Walt Disney Company Amended and Restated 1997 Non-Employee Directors Stock and Deferred Compensation Plan;

viii.
Registration Statement File No. 333-31012, filed with the SEC on February 24, 2000, registering 150,000 shares of Common Stock under the Walt Disney Company 1997 Non-Employee Directors Stock and Deferred Compensation Plan;

ix.	Registration Statement File No. 333-00287, filed with the SEC on January 18, 1996, registering 6,000,000 shares of Common Stock under the Capital Cities/ABC, Inc. Savings and Investment Plan;

x.
Registration Statement File No. 333-00253, filed with the SEC on January 17, 1996, registering (i) 65,000,000 shares of Common Stock under the 1995 Stock Incentive Plan, (ii) 250,000 shares of Common Stock under the 1995 Stock Option Plan for Non-Employee Directors, (iii) 31,507,041 shares of Common Stock under the 1990 Stock Incentive Plan, (iv) 14,936,722 shares of Common Stock under the 1987 Stock Incentive Plan, (v) 1,823,690 shares of Common Stock under the 1984 Stock Incentive Plan, (vi) 244,474 shares of Common Stock under the 1981 Incentive Plan and (vii) 11,300 shares of Common Stock under the 1980 Stock Option Plan; and

xi.	Registration Statement File No. 333-00251, filed with the SEC on January 17, 1996, registering 2,000,000 shares of Common Stock under the Disney Salaried Savings and Investment Plan;

xii.
Registration Statement File No. 333-00249, filed with the SEC on January 17, 1996, registering (i) 1,274,940 shares of Common Stock under the 1991 Stock Option Plan of Capital Cities/ABC, Inc. and (ii) 170,632 shares of Common Stock under the Employee Stock Option Plan of Capital Cities/ABC, Inc.

On March 20, 2019, pursuant to that certain Amended and Restated Agreement and Plan of Merger, dated as of June 20, 2018, among the Registrant, The Walt Disney Company (formerly known as “TWDC Holdco 613 Corp.”) (“Disney”), Twenty-First Century Fox, Inc. (“21CF”), WDC Merger Enterprises I, Inc. and WDC Merger Enterprises II, Inc., (i) WDC Merger Enterprises I, Inc. merged with and into the Registrant, with the Registrant surviving such merger as a wholly owned subsidiary of Disney, and (ii) WDC Merger Enterprises II, Inc. merged with and into 21CF, with 21CF surviving such merger as a wholly owned subsidiary of Disney (collectively, the “Mergers”).  These Post-Effective Amendments are being filed as a result of the Mergers.

The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all shares of Common Stock registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.  This filing is made in accordance with an undertaking made by the Registrant in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burbank, State of California, on March 20, 2019.

TWDC ENTERPRISES 18 CORP.

By:	/s/ James Kapenstein
Name: James Kapenstein
Title: Senior Vice President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933.